Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

THE X-CHANGE CORPORATION COMPLETES PURCHASE OF ASSETS OF 21-CENTURY SILICON, INC., AND PURCHASE OF THE STATE OF TEXAS NOTE

DALLAS, TEXAS--JANUARY 17, 2011. The X-Change Corporation (OTC:XCHC.PK) today announced that through its subsidiary, PolySilicon, Inc., it has completed the purchase of the intangible assets of 21-Century Silicon, Inc., for three million shares of restricted stock. Intangible assets include collectively all intellectual property, including but not limited to trademarks, trade names, and service marks patents, trade secrets drawings, designs, formulas, manufacturing processes, product design, silicon purification methods and the following intangible property: all right, title and interest of Seller, if any, under leases of personal property and equipment, telephone numbers and telephone listings, insurance policies, trade accounts receivable ("Accounts"), promissory notes arising from Accounts, all causes of action related to the Purchased Assets, contingent and unliquidated claims, counterclaims and rights to setoff claims related to the Purchased Assets, customer lists, goodwill and other intangible property related to the Business, which is located at the Premises on the Closing Date; but excluding all other assets of Seller and specifically excluding: (i) cash; (ii) any accounting related books and records, whether written or electronically recorded; (iii) causes of action not related to the Purchased Assets; (iv) contingent and unliquidated claims of every nature except those related to the Purchased Assets, including tax refunds, counterclaims, and rights to set off claims; and (v) deposits.

In addition, the Company has agreed to purchase the Note, held by the State of Texas, in the amount of $3.5 million for 3,000,000 shares of restricted stock. This transaction is set to close on Tuesday January 18, 2011. The net effect of the transactions on the Company's balance sheet will be an increase to equity of $8.12 million. The note accompanied an investment by the State of Texas through the EFT into 21-Century Silicon. By purchasing this note for stock, 21-Century satisfied the State's debt and the assets are moved into PolySilicon without overhanging debt.

The structure of this transaction increases X-Change's balance sheet and improves the Company's ability to move forward in the solar silicon production field while managing the debt load of its balance sheet. It is anticipated that the Company's production of silicon will resume within the next thirty days with the existing 45-ton furnace.

ABOUT THE X-CHANGE CORPORATION
The X-Change Corporation is a publicly traded company. In March 2010, X-Change began a restart after a period of dormancy. X-Change is in the forefront of technology that produces solar-grade silicon. The Company will continue to build shareholder value through the acquisition of Green Energy products.

FORWARD-LOOKING STATEMENTS
This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing works such as "anticipate," "seek," intend,"
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"believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these 2 forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

CONTACT INFORMATION

Haviland Wright, President & CEO Email: info@xchccorp.com Tel: 1 (972) 386-7360
Web: www.xchccorp.com
Source: The X-Change Corporation

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